UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 16, 2015

Nuo Therapeutics, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	001-32518	23-3011702
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

207A Perry Parkway, Suite 1, Gaithersburg, MD 20877

(Address of Principal Executive Offices) (Zip Code)

(240) 499-2680

(Registrant's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 16, 2015, Nuo Therapeutics, Inc., a Delaware Corporation (the "Company"), entered into an Amended and Restated License Agreement (the "Agreement") with Arthrex, Inc., ("Arthrex"), which amends and restates the Distributor and License Agreement entered into by the Company and Arthrex on August 7, 2013. Under the terms of the Agreement the Company has granted to Arthrex (A) an exclusive, irrevocable, worldwide, sub-licensable, transferable license to the patents used in the technology to research, develop, make, have made, use, sell, offer for sale, have sold, distribute and have distributed, import and have imported, the Angel® Concentrated Platelet System ("Angel") product line (including, without limitation, the activeAT disposables and associated components) and certain new enhanced products within the "Exclusive Field of Use" and (B) a non-exclusive, irrevocable, worldwide, sub-licensable, transferable license to the patents used in the technology to research, develop, make, have made, use, sell, offer for sale, have sold, distribute and have distributed, import and have imported, Angel and certain new enhanced products within (a) nonsurgical aesthetics markets in the United Kingdom and Ireland subject to certain license rights granted to Biotherapy Services Ltd. and (b) any wound care applications (i) worldwide, outside the United States, its territories and possessions and (ii) in the United Kingdom and Ireland subject to certain license rights granted to Biotherapy Services Ltd. (the "Non-Exclusive Field of Use"). The "Exclusive Field of Use" consists of uses in human and veterinary applications except those described in the Non-Exclusive Field of Use. In consideration of the licenses granted, Arthrex will continue to pay the Company a percentage of gross sales revenue, including royalties paid by sublicensees to Arthrex and its affiliates, from the sales of Angel ("Gross Sales Revenue") as a royalty (a "Royalty") according to percentages agreed upon by the parties. As part of the transaction, the Company transferred to Arthrex all of its rights and title to product registration rights and intellectual property (other than patents) related to Angel. In connection with the Agreement, senior lien holders Deerfield Special Situations Fund, L.P., Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P. irrevocably released their liens on the product registration rights and intellectual property (other than patents) assets transferred by the Company to Arthrex.

The Company and Arthrex agreed that, on a date to be determined by Arthrex, but not later than March 31, 2016, Arthrex will assume all rights related to the manufacture and supply of the Angel product line. Notwithstanding the actual Gross Sales Revenue, Arthrex shall pay the Company a minimum annual royalty for years 2018 to 2021. Arthrex paid $775,000 to the Company on October 19, 2015 as a prepayment of assumed Royalties for the third and fourth quarters of calendar year 2015, subject to an adjustment to be made in February 2016 based on actual royalties due and payable.

The term of the Agreement will continue until the expiration of the last to expire of the licensed patents licensed thereunder (generally August 2024), or until such time when the last of the royalty obligations expire, whichever is longer, unless terminated earlier at the mutual agreement of the parties or by the Company for failure of Arthrex to pay certain amounts due or if Arthrex challenges the validity or enforceability of certain Company patents. The Agreement contains various customary representations and warranties, as well as customary provisions relating to confidentiality and other matters.

The foregoing description of the Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of such document, which the Company intends to file as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuo Therapeutics, Inc.

By:	/s/ David E. Jorden
David E. Jorden
Acting Chief Financial Officer

Date: October 22, 2015